Exhibit 10.1

SEPARATION AGREEMENT

by and between

MORGAN STANLEY

and

MSCI INC.

Dated as of May 22, 2009

TABLE OF CONTENTS

PAGE
ARTICLE 1
DEFINITIONS

Section 1.01. Definitions	3
Section 1.02. Interpretation	6

ARTICLE 2
CONFIDENTIALITY AND ACCESS TO INFORMATION

Section 2.01. Confidentiality	7
Section 2.02. Access to and Delivery of Information	8

ARTICLE 3
INSURANCE MATTERS

Section 3.01. Insurance Prior to the End Date	9
Section 3.02. Ownership of Existing Policies and Programs	9
Section 3.03. Maintenance of Post-Sale Insurance by MSCI	10
Section 3.04. Rights Under Shared Policies	10
Section 3.05. Administration and Reserves	12
Section 3.06. Insurance Premiums	12
Section 3.07. Agreement for Waiver of Conflict and Shared Defense	12
Section 3.08. Duty to Mitigate Settlements	13
Section 3.09. Non-Waiver of Rights to Coverage	13

ARTICLE 4
OTHER AGREEMENTS

Section 4.01. Settlement of Intercompany Accounts	13

ARTICLE 5
INDEMNIFICATION

Section 5.01. Indemnification	14
Section 5.02. Notice of Claims	14
Section 5.03. Retention of Records	14

ARTICLE 6
MISCELLANEOUS

Section 6.01. Notices	15

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT dated as of May 22, 2009 between Morgan Stanley, a Delaware corporation (“Morgan Stanley”) and MSCI Inc., a Delaware corporation (“MSCI”) (collectively, the “Parties”).

RECITALS

WHEREAS, Morgan Stanley intends to sell all of the outstanding shares of class A common stock, par value $0.01 per share, of MSCI (“MSCI Class A Common Stock”) owned by Morgan Stanley (the “Sale”, and the date of the consummation of the disposition of all shares of MSCI Class A Common Stock held by Morgan Stanley, the “Sale Date”);

WHEREAS, the Parties hereto have determined to set forth certain agreements that will govern the relationship between the Parties in connection with the Sale;

NOW THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01. Definitions. Unless otherwise defined herein, each capitalized term shall have the meaning specified for such term in the Tax Sharing Agreement between Morgan Stanley, on behalf of itself and the members of the MS Group, and MSCI, on behalf of itself and the members of the MSCI Group, dated as of November 20, 2007 (the “Tax Sharing Agreement”). As used in this Agreement:

“Action” means any demand, claim, suit, action, arbitration, inquiry, investigation or other proceeding by or before any Governmental Authority or any arbitration or mediation tribunal.

“Agreement” means this Separation Agreement together with all Schedules hereto and all amendments, modifications and changes hereto and thereto.

“Ancillary Agreements” means the Tax Sharing Agreement, the Employee Matters Agreement, the Services Agreement and the Shareholder Agreement.

“Applicable Law” means any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, directive, guidance, instruction, direction, permission, waiver, notice, condition, limitation, restriction or prohibition or other similar requirement enacted, adopted, promulgated, imposed, issued or applied by a Governmental Authority that is binding upon or applicable to such Person, its properties or assets or its business or operations, as amended unless expressly specified otherwise.

“Business Day” means any day, other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law to close.

“Claims” has the meaning set forth in Section 5.01.

“Claims Administration” means the processing of claims made under Morgan Stanley Policies, including the reporting of claims to the insurance carrier, management and defense of claims, and providing for appropriate releases upon settlement of claims.

“Claims Made Policies” has the meaning set forth in Section 3.04(a).

“Confidential Information” has the meaning set forth in Section 2.01.

“Disposing Party” has the meaning set forth in Section 5.03.

“Employed Lawyers E&O Policy” has the meaning set forth in Section 3.02.

“Employee Matters Agreement” means the Employee Matters Agreement between Morgan Stanley and MSCI dated as of May 22, 2009.

“End Date” has the meaning set forth in Section 3.02.

“FIFO Basis” means, with respect to the payment of Unrelated Claims pursuant to the same Shared Policy, the payment in full of each successful claim (regardless of whether a Morgan Stanley Insured Party or a MSCI Insured Party is the claimant) in the order in which such successful claim is approved by the insurance carrier, until the limit of the applicable Shared Policy is met.

“Governmental Authority” means any multinational, foreign, federal, state, local or other governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral authority which has any jurisdiction or control over either Party (or their Affiliates).

“Indemnifying Party” has the meaning set forth in Section 5.01.

“Indemnitee” has the meaning set forth in Section 5.01.

“Insured Party” means a Morgan Stanley Insured Party or a MSCI Insured Party.

“Liabilities” means any and all claims, debts, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under this Agreement, any Applicable Law, or any award of any arbitrator of any kind, and those arising under any agreement, commitment or undertaking.

“Losses” means, with respect to any person, any and all damages, losses, liabilities and expenses incurred or suffered by such person (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any and all Actions or threatened Actions).

“Morgan Stanley Business” means the business conducted by the MS Group from time to time (but excluding the MSCI Business), whether before, on or after the Sale.

“Morgan Stanley Insured Party” means any member of the MS Group that is named insured, additional named insured or insured under any Shared Policy.

“Morgan Stanley Policies” has the meaning set forth in Section 3.02.

“MSCI Business” means the business conducted by the MSCI Group from time to time, whether before, on or after the Sale.

“MSCI Insured Party” means any member of the MSCI Group that is named insured, additional named insured or insured under any Shared Policy.

“Non-Paying Party” has the meaning set forth in Section 4.01.

“Occurrence Based Policies” has the meaning set forth in Section 3.04(a).

“Paying Party” has the meaning set forth in Section 4.01.

“Receiving Party” has the meaning set forth in Section 5.03.

“Related Claims” means a claim or claims against a Shared Policy made by one or more MSCI Insured Parties, on the one hand, and one or more Morgan Stanley Insured Parties, on the other hand, filed in connection with Losses suffered by either a MSCI Insured Party or a Morgan Stanley Insured Party, as the

case may be, arising out of the same underlying transaction or series of transactions or event or series of events that have also given rise to Losses suffered by a Morgan Stanley Insured Party or a MSCI Insured Party, as the case may be, which Losses are the subject of a claim or claims by such Person against a Shared Policy.

“Representatives” has the meaning set forth in Section 2.01.

“Services Agreement” means the Services Agreement by and between Morgan Stanley and MSCI Inc. dated as of November 20, 2007, as amended on July 21, 2008.

“Shareholder Agreement” means the Amended and Restated Shareholder Agreement by and between Morgan Stanley and MSCI Inc. dated as of July 21, 2008.

“Shared Policies” has the meaning set forth in Section 3.04(a).

“Sale Time” means 12:00 p.m. on the Sale Date.

“Third Party” means a Person that is not an Affiliate of the MSCI Group or MS Group.

“Unrelated Claims” means a claim or claims against a Shared Policy that is not a Related Claim.

Section 1.02. Interpretation. In this Agreement, unless the context clearly indicates otherwise:

(a) words used in the singular include the plural and words used in the plural include the singular;

(b) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(c)  references to any gender include the other gender;

(d) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(e) references to any Article, Section or Schedules mean such Article or Section of, or such Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause mean such clause of such Section or definition;

(f) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(g) references to any agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(h) references to any law (including statutes and ordinances) mean such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(i) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(j) accounting terms used herein shall have the meanings historically ascribed to them by Morgan Stanley and its Subsidiaries, including MSCI, in its and their internal accounting and financial policies and procedures in effect prior to the date of this Agreement;

(k) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(l) any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Affiliates to take such action or refrain from taking such action, as the case may be; and

(m) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States.

ARTICLE 2
CONFIDENTIALITY AND ACCESS TO INFORMATION

Section 2.01. Confidentiality. Each Party acknowledges that it may have in its possession, and, in connection with this Agreement and the Ancillary Agreements, may receive, confidential information of the other Party or any member of its Group (including information in the possession of such other Party relating to its clients or customers) (“Confidential Information”). Each Party shall hold and shall cause its directors, officers, employees, agents, consultants and advisors (“Representatives”) to hold in strict confidence and not to use except as permitted by this Agreement or any Ancillary Agreement all such Confidential Information concerning the other Party unless (i) such Party or any of its Representatives is compelled to disclose such Confidential Information by judicial or administrative process or by other requirements of Applicable Law or (ii) such Confidential Information can be shown to have been (A) in the public domain through no fault of such Party or any of its Representatives, (B) lawfully acquired after the Sale Date on a non-confidential basis from other sources not known by such Party to be under any legal obligation to keep such information confidential or (C) developed by such Party or any of its Representatives without the use of any Confidential Information of the other Party. Notwithstanding the foregoing, such Party may disclose such Confidential Information to its Representatives so long as such Persons are informed by such Party of the confidential nature of such Confidential Information and are directed by such Party to treat such information confidentially. The obligation of each Party and its Representatives to hold any such Confidential Information in confidence shall be satisfied if they exercise the same level of care with respect to such Confidential Information as they would with respect to their own proprietary information. If such Party or any of its Representatives becomes legally compelled to disclose any documents or information subject to this Section 2.01, such Party will promptly notify the other Party and, upon request, use reasonable efforts to cooperate with the other Party’s efforts to seek a protective order or other remedy. If no such protective order or other remedy is obtained or if the other Party waives in writing such Party’s compliance with this Section 2.01, such Party may furnish only that portion of the information which it concludes, after consultation with counsel, is legally required to be disclosed and will exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Each Party agrees to be responsible for any breach of this Section 2.01 by it and its Representatives.

Section 2.02. Access to and Delivery of Information. (a) For a period of six years after the Sale Date (or longer with respect to any open audit periods, provided that the Group requesting such access shall have given reasonable notice of the open audit period to the other Group prior to the end of such six year period), each Group shall afford promptly the other Group and its agents and, to the extent required by Applicable Law, authorized representatives of any Governmental Authority of competent jurisdiction, reasonable access during normal business hours to its books of account, financial and other records (including accountant’s work papers, to the extent consents have been obtained), information, employees and auditors to the extent necessary or useful for such other Group in connection with any audit, investigation, dispute or litigation, complying with their obligations under this Agreement or any Ancillary Agreement, any regulatory proceeding, any regulatory filings, complying with reporting disclosure requirements or any other requirements imposed by any Governmental Authority or any other reasonable business purpose of the Group requesting such access; provided that any such access shall not unreasonably interfere with the conduct of the business of the Group providing such access; provided further that in the event any Party reasonably determines that affording any such access or delivery (as provided for below) to the other Party would be commercially detrimental in any material respect or violate any Applicable Law or agreement to which such Party or member of its Group is a party, or waive any attorney-client privilege applicable to such Party or any member of its Group, the Parties shall use reasonable efforts to permit the compliance with such request in a manner that avoids any such harm or consequence. Without limiting the generality of the foregoing, Morgan Stanley agrees to cooperate with MSCI and use reasonable efforts to promptly deliver to MSCI the items, and perform the functions, specified on Schedule 2.02(a) hereto.

(b) Without limiting the generality of the foregoing, until the end of the first full MSCI fiscal year occurring after the Sale Date (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Sale Date occurs), each Party shall use reasonable efforts, to cooperate with and deliver the other Party’s information requests to enable the other Party to meet its timetable for dissemination of its earnings releases, financial statements and enable such other Party’s auditors to timely complete their audit of the annual financial statements and review of the quarterly financial statements.

ARTICLE 3
INSURANCE MATTERS

Section 3.01. Insurance Prior to the End Date. Except as may otherwise be expressly provided in this Article 3, MSCI does hereby agree, for itself and on behalf of the MSCI Group, that the MS Group shall not have any Liability whatsoever as a result of the insurance policies, insurance contracts and claim administration contracts and practices related to the foregoing of the MS Group in effect at any time prior to the End Date (as defined in Section 3.02), including as a result of the level or scope of any such insurance policies, insurance contracts, claim administration contracts, the creditworthiness of any insurance carrier, the terms and conditions of any policy or contract and the adequacy or timeliness of any notice to any insurance carrier or claims administrator with respect to any actual claim or potential claim or otherwise.

Section 3.02. Ownership of Existing Policies and Programs. Morgan Stanley or any member of the MS Group will continue to own all insurance policies, insurance contracts and claim administration contracts of any kind of any member of the MS Group which were or are in effect at any time at or prior to the Sale Time (other than insurance policies, insurance contracts and claim administration contracts established by any member of the MSCI Group to cover only the MSCI Group on or after the End Date), including general liability (whether primary, excess or umbrella), fiduciary liability, automobile, aircraft hull and liability, all risk property (including business interruption) and casualty, directors and officers liability, employer’s liability, workers’ compensation, comprehensive crime, errors and omissions and property/boiler and machinery insurance policies, together with all rights, benefits and privileges thereunder (collectively, the “Morgan Stanley Policies”). The Parties acknowledge that separate insurance policies were entered into by the MSCI Group as of July 15, 2008 (except in the case of an insurance policy covering employed lawyers errors and omissions (the “Employed Lawyers E&O Policy”), which was entered into by the MSCI Group as of July 1, 2008), in respect of the MSCI Business. As used herein, “End Date” shall refer to July 15, 2008, or, in the case of the Employed Lawyers E&O Policy, to July 1, 2008. Subject to the MSCI Group’s rights under Section 3.04, the Parties acknowledge that coverage of the MSCI Group under the Morgan Stanley Policies ceased as of the End Date. Nothing contained herein shall be construed to be an attempted assignment of or a change to any part of the ownership of the Morgan Stanley Policies. Subject to the provisions of this Agreement, the members of the MS Group shall retain all of their respective rights, benefits and privileges, if any, under the Morgan Stanley Policies.

Section 3.03. Maintenance of Post-Sale Insurance by MSCI. As of the Sale Date, MSCI shall be responsible for maintaining its own insurance policies and programs (including with respect to general liability (whether primary, excess or umbrella), fiduciary liability, automobile, aircraft hull and liability, all risk property (including business interruption) and casualty, directors and officers liability, employer’s liability, workers’ compensation, comprehensive crime, errors and omissions and property/boiler and machinery insurance policies) for activities and claims involving any member of the MSCI Group. Each member of the MSCI Group, as appropriate, shall be responsible for all administrative and financial matters relating to insurance policies established and maintained by any member of the MSCI Group and claims relating to any period at or after the End Date involving any member of the MSCI Group.

Section 3.04. Rights Under Shared Policies. (a) At and after the Sale Time: (i) MSCI and the other members of the MSCI Group will have the right to assert claims for any Losses with respect to the MSCI Business under Morgan Stanley Policies that cover any member of the MSCI Group and/or any or all of the MSCI Business within the definition of the named insured, additional named insured, additional insured or insured (excluding, for the avoidance of doubt, any group health and welfare insurance policies) (“Shared Policies”) with Third Party insurers that are “occurrence based” insurance policies (“Occurrence Based Policies”) arising out of insured occurrences occurring from the date coverage thereunder first commenced until the End Date to the extent that the terms and conditions of any such Occurrence Based Policies and agreements relating thereto so allow; (ii) MSCI and the other members of the MSCI Group will have the right to prosecute or continue to prosecute claims with respect to the MSCI Business properly asserted under Occurrence Based Policies for claims which arose at or prior to the End Date to the extent that the terms and conditions of any such Occurrence Based Policies and agreements relating thereto so allow; and (iii) MSCI and the other members of the MSCI Group will have the right to assert and/or continue to prosecute claims with respect to the MSCI Business under Shared Policies with Third Party insurers that are made under liability insurance policies written on a “claims made” basis (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the End Date to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; provided, that in the case of clauses (i), (ii) and (iii), (A) subject to Section 3.04(b), the MS Group may generally (but not specifically with respect to, and having a material adverse effect on, the MSCI Group), at any time, without liability or obligation to the MSCI Group, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Shared Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), (B) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions or self-insurance provisions, and, with respect to any such deductibles, retentions or self-insurance provisions which require a payment by a member of the MS Group in respect thereof, MSCI shall reimburse such member of the MS Group for a pro rata portion of such payment based on MSCI’s interest in such claim, (C) MSCI shall be responsible for and shall pay any claims handling expenses or residual Liability arising from such claims and (D) such claims will be subject to exhaustion of existing sublimits and aggregate limits as provided in Section 3.04(b). No member of the MS Group will bear any Liability for the failure of an insurer to pay any claim under any Shared Policy. It is understood that any Claims Made Policies may not provide any coverage to the MSCI Group for incidents occurring prior to the End Date but that are asserted with the insurance carrier after the End Date.

(b) In the event that after the End Date Morgan Stanley proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Shared Policies under which MSCI, the MSCI Business or the other members of the MSCI Group has or may in the future have rights to assert claims pursuant to this Article 3 in a manner that would adversely affect any such rights of MSCI, the MSCI Business or the other members of the MSCI Group, Morgan Stanley will give MSCI prior notice thereof.

(c) To the extent that the limits of any Shared Policy preclude payment in full of Unrelated Claims filed by any member of the MS Group, on the one hand, and any member of the MSCI Group, on the other hand, the insurance proceeds available under such Shared Policy shall be paid to Morgan Stanley and/or MSCI, as applicable, on a FIFO Basis. In the event that any member of the MS Group, on the one hand, and any member of the MSCI Group, on the other hand, file Related Claims under any Shared Policy, each of Morgan Stanley and MSCI shall receive a pro rata amount of the available insurance proceeds, based on the relationship the Loss incurred by each such Party bears to the total Loss to both such Parties from the occurrence or event underlying the Related Claims.

Section 3.05. Administration and Reserves. (a) From and after the Sale, the MS Group will be responsible for the Claims Administration with respect to claims of the MS Group under Shared Policies.

(b) From and after the Sale, the MSCI Group will be responsible for the Claims Administration with respect to claims of the MSCI Group under Shared Policies. MSCI shall provide advance notice to Morgan Stanley of any such claims.

(c) Each Party agrees to consider in good faith (but shall have no obligation to accept) any requests by the other Party to provide assistance to, and cooperate with, such Party or any member of its Group with respect to the Claims Administration referred to in Sections 3.05(a) and 3.05(b). None of the members of either Group and their respective directors, officers, agents and employees shall have any liability, whether direct or indirect, in contract or tort or otherwise, to any Person for or in connection with the provision of such assistance or cooperation. All out of pocket expenses incurred by either Party in providing any such assistance or cooperation shall be reimbursed promptly by the other Party.

Section 3.06. Insurance Premiums. From and after the End Date, Morgan Stanley will pay all premiums, taxes, assessments or similar charges (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Shared Policies in respect of periods of coverage prior to the End Date, whereupon MSCI will upon the request of Morgan Stanley promptly reimburse Morgan Stanley for that portion of such additional premiums and other payments paid by Morgan Stanley as are reasonably determined by Morgan Stanley to be attributable to the MSCI Business. Notwithstanding the foregoing, to the extent that MSCI has previously paid a premium (or has been allocated a portion of a premium by Morgan Stanley) or satisfied a deductible amount under a Shared Policy, MSCI shall not be required to pay such premium pursuant to the foregoing sentence or satisfy such deductible again if MSCI makes a claim under such Shared Policy in accordance with this Article 3.

Section 3.07. Agreement for Waiver of Conflict and Shared Defense. In the event that a Shared Policy provides coverage for both a member of the MS Group, on the one hand, and a member of the MSCI Group, on the other hand, relating to the same occurrence, Morgan Stanley and MSCI agree to defend jointly, provided that in the event there is a conflict of interest which in the reasonable opinion of either Party would otherwise prevent the conduct of that joint defense, the Parties shall cooperate to pursue coverage under such Shared Policy pursuant to appropriate arrangements (which may require separate counsel) as permitted by such Shared Policy. Nothing in this Section 3.07 will be construed to limit or otherwise alter in any way the indemnity obligations of the Parties, including those created by this Agreement, by operation of law or otherwise.

Section 3.08. Duty to Mitigate Settlements. To the extent that either Morgan Stanley or MSCI is responsible for the Claims Administration for any claims under any Shared Policies after the End Date, such Party shall use its reasonable efforts to mitigate the amount of any settlements of such claims.

Section 3.09. Non-Waiver of Rights to Coverage. An insurance carrier that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the provisions of this Article 3, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurance carrier or any Third Party shall be entitled to a benefit (i.e., a benefit such Person would not be entitled to receive had the Sale not occurred or in the absence of the provisions of this Article 3) by virtue of the provisions hereof.

ARTICLE 4
OTHER AGREEMENTS

Section 4.01. Settlement of Intercompany Accounts. From and after the Sale Date, the Parties shall use reasonable efforts to settle within 90 days after the Sale any intercompany receivables, payables and other balances between the members of the MS Group, on the one hand, and members of the MSCI Group, on the other hand, that are not settled as of the Sale, except for any such intercompany receivable, payable or other balance to the extent arising under or specifically provided for in this Agreement or any Ancillary Agreement. When any payment is made by a Party (the “Paying Party”) to the other Party (the “Non-Paying Party”) in connection with such a settlement, such payment made may be made after deduction by the Paying Party of any unpaid amounts owed to it by the Non-Paying Party.

ARTICLE 5
INDEMNIFICATION

Section 5.01. Indemnification. Each of MS Group and MSCI Group (each, as applicable, the “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other Party, and if applicable, their respective directors, officers, members, shareholders, partners, attorneys, accountants, agents and their heirs, successors and assigns (each, as applicable, the “Indemnitee”) from, against and in respect of any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties and reasonable costs and expenses (including without limitation reasonable attorney’s fees and disbursements) (“Claims”), imposed on, sustained, incurred or suffered by or asserted against any of the Indemnitees relating to or arising out of any breach by any member of the Indemnifying Party of this Agreement.

Section 5.02. Notice of Claims. The Indemnitee agrees to notify the Indemnifying Party, promptly in writing upon the receipt by the Indemnitee of notice of any pending or threatened claim or proceeding, including without limitation any audit or assessment with respect to taxes, which arise out of, in connection with or result from the activities contemplated hereby for which the Indemnifying Party has agreed to indemnify the Indemnitee. The Indemnitee further agrees to reasonably cooperate and assist and to instruct its employees, counsel and advisors to reasonably assist the Indemnifying Party in the defense of such claims or proceedings. The Indemnifying Party shall be entitled to participate, at its expense, in the defense of its interest in any such claim or proceeding.

Section 5.03. Retention of Records. Except as otherwise required by Applicable Law or agreed to in writing, each Party shall, and shall cause the members of its Group to, retain, in accordance with the practice of such Party applicable to the retention of its own information as in effect from time to time, any and all information in its possession or control relating to the other Group’s business. Neither Party shall destroy or otherwise dispose of any such information contrary to such retention practice, unless, prior to such destruction or disposal, the Party proposing such destruction or disposal (the “Disposing Party”) provides not less than 30 days’ prior written notice to the other Party (the “Receiving Party”), specifying the information proposed to be destroyed or disposed of and the scheduled date for such destruction or disposal. If the Receiving Party shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to the Receiving Party, the Disposing Party shall promptly arrange for the delivery of such of the information as was requested at the expense of the Receiving Party; provided that in the event that the Disposing Party reasonably determines that any such provision of information would violate any Applicable Law or agreement to which such Party or member of its Group is a party, or waive any attorney-client privilege applicable to such Party or any member of its Group, the Parties shall use reasonable efforts to permit the compliance with such request in a manner that avoids any such harm or consequence. Any records or documents that were subject to a litigation hold prior to the Sale Date must be retained by the applicable Party until such Party is notified by the other Party that the litigation hold is no longer in effect.

ARTICLE 6
MISCELLANEOUS

Section 6.01. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, or mail, to the following addresses:

(a)      If to Morgan Stanley to:

Morgan Stanley
1585 Broadway
New York, NY 10036
Attn: Martin M. Cohen, Director of Company Law
Facsimile: (212) 507-3334

with a copy to:

Davis Polk & Wardwell

450 Lexington Avenue
New York, NY 10017
Attn:  John Bick, Esq.
Facsimile: (212) 450-3800

(b)      If to MSCI to:

MSCI Inc.
88 Pine Street
New York, NY
Attn: General Counsel
Telephone: (212) 804-3900

or to such other addresses or telecopy numbers as may be specified by like notice to the other Party. All such notices, requests and other communications shall be deemed given, (a) when delivered in person or by courier or a courier services, (b) if sent by facsimile transmission (receipt confirmed) on a Business Day prior to 5 p.m. in the place of receipt, on the date of transmission (or, if sent after 5 p.m., on the following Business Day) or (c) if mailed by certified mail (return receipt requested), on the date specified on the return receipt.

Section 6.02. Amendments; No Waivers. (a) From and after the Sale, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Morgan Stanley and MSCI, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.03. Expenses. (a) Except as specifically provided otherwise in this Agreement or any Ancillary Agreement, all costs and expenses incurred by the MS Group in connection with the Sale, this Agreement and related transactions shall be paid by Morgan Stanley, and all costs and expenses incurred by the MSCI Group in connection with the Sale, this Agreement and related transactions shall be paid by MSCI.

(b) For the avoidance of doubt, as specified in the Shareholder Agreement all Registration Expenses (as defined therein) shall be paid by Morgan Stanley. Such expenses shall be billed directly to Morgan Stanley by the applicable third parties and MSCI shall not be required to pay any such expenses and thereafter seek reimbursement from Morgan Stanley.

Section 6.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party hereto. If any Party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Party shall assume all of the obligations of such Party under this Agreement and the Ancillary Agreements.

Section 6.05. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflicts of laws rules thereof.

Section 6.06. Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and permitted assigns.

Section 6.07. Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the Ancillary Agreement has been made or relied upon by any Party hereto or any member of their Group with respect to the transactions contemplated hereby or by the Ancillary Agreements. To the extent that the provisions of this Agreement are inconsistent with the provisions of any Ancillary Agreement, the provisions of such other Ancillary Agreement shall prevail.

Section 6.08. Tax Matters. Except as otherwise expressly provided herein, this Agreement shall not govern tax matters, which shall be exclusively governed by the Tax Sharing Agreement and the Employee Matters Agreement.

Section 6.09. Jurisdiction. Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York County, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 6.01 shall be deemed effective service of process on such Party.

Section 6.10. WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.11. Severability. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a declaration, the Parties shall modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 6.12. Survival. All covenants and agreements of the Parties contained in this Agreement shall survive the Sale Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

Section 6.13. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 6.14. Specific Performance. Each Party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each Party agrees that, if there is a breach or threatened breach, in addition to any damages, the other nonbreaching Party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching Party (i) to perform its obligations under this Agreement or (ii) if the breaching Party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other Party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including, but not limited to, transferring, or granting liens on, the assets of the breaching Party to secure the performance by the breaching Party of those obligations).

Section 6.15. Performance. Each Party shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any member of such Party’s Group.

Section 6.16. Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a stockholder, director, employee, officer, agent or representative of MSCI or Morgan Stanley, nor any individual employed or previously employed by MSCI or Morgan Stanley or their respective Affiliates and serving or previously serving as a fiduciary of any benefit plan of MSCI or Morgan Stanley or their respective Affiliates (or any body consisting of such individuals), in his, her or its capacity as such, shall have any liability in respect of or relating to the covenants or obligations of MSCI or Morgan Stanley under this Agreement and, to the fullest extent legally permissible, each of MSCI and Morgan Stanley, for itself and its respective stockholders, directors, employees, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to Applicable Law.

Section 6.17. Mutual Drafting. This Agreement shall be deemed to be the joint work product of Morgan Stanley and MSCI and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

Section 6.18. Effect if Sale Does Not Occur. Notwithstanding anything in this Agreement to the contrary, if the Sale does not occur, this Agreement shall be of no force and effect.

Section 6.19. Corporate Authorization. The officers of Morgan Stanley and MSCI are hereby authorized, empowered and directed, in the name and on behalf of each of Morgan Stanley and MSCI, respectively, to take or cause to be taken all such further action, to execute and deliver or cause to be executed and delivered all such further agreements, certificates, instruments and documents, to make or cause to be made all such filings with governmental or regulatory authorities, and to pay or cause to be paid all such fees and expenses, in each case which shall in such officers’ judgment be deemed necessary, proper or advisable to effect and carry out the intent of this Agreement, such determination to be evidenced conclusively by such officers’ execution and delivery thereof or taking of action in respect thereto.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names by a duly authorized officer as of the date first written above.

MORGAN STANLEY

By:	/s/ Colm Kelleher
Name: Colm Kelleher
Title: Chief Financial Officer

MSCI INC.

By:	/s/ Henry A. Fernandez
Name: Henry A. Fernandez
Title: Chairman and CEO

Signature Page to Separation Agreement